Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, August 8,  2018 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported second quarter 2018 results.  Highlights include(1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong second quarter 2018 results
▪	Added 483,000 net new self-pay subscribers in the quarter
▪	Second quarter revenue climbed 6% to $1.4 billion
▪	Net income grew 45% to $292 million in the quarter; diluted EPS climbed 49% to $0.06
▪	Adjusted EBITDA(2) grew 4% to $543 million
▪	Operating cash flow climbed 20% to $579 million; free cash flow(2) climbed 17% to $486 million
▪	SiriusXM increased 2018 guidance for self-pay subscribers, revenue and adjusted EBITDA(2) on July 25th
o	Liberty Media’s ownership of SiriusXM stood at 70.5% as of July 23rd
o	From May 1st through July 31st, repurchased 3.6 million LSXMK shares at an average price per share of $45.45 and total cash consideration of $161 million
•	Attributed to Formula One Group
o	Entered into multi-year agreement with Amazon Web Services Inc. (“AWS”) under which AWS has become an Official Technology Provider and global sponsor for F1
o	Extended the Belgian Grand Prix
o	Repaid $125 million of F1 debt during the quarter
•	Attributed to Braves Group

o	thyssenkrupp Elevator announced planned development of North American headquarters, high-rise test tower and innovation complex in Battery Atlanta
o	Progressing on sale of residential portion of Battery Atlanta
o	Braves record 61-49 as of August 7th, second in NL East division

“It’s been an exciting season for F1 with four different winners over twelve Grands Prix.  We look forward to the season starting back up in Belgium at the end of August,” said Greg Maffei, Liberty Media President and CEO.  “Live Nation achieved spectacular results as all the business units continue their solid growth.  SiriusXM also posted an outstanding quarter, notably with churn down to 1.6%.  At the Braves, The Battery announced the planned development of thyssenkrupp’s North American Headquarters and continues with the sale of the residential assets.”

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2018 to the same period in 2017.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2018.  In the second quarter, approximately $12 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	2Q17	2Q18	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,348	$1,432	6%
Total Liberty SiriusXM Group	$1,348	$1,432	6%
Operating Income (Loss)
SiriusXM	402	344	(14)%
Corporate and other	(10)	(11)	(10)%
Total Liberty SiriusXM Group	$392	$333	(15)%
Adjusted OIBDA
SiriusXM	519	542	4%
Corporate and other	(3)	(6)	(100)%
Total Liberty SiriusXM Group	$516	$536	4%

The increase in Liberty SiriusXM Group revenue was primarily driven by an increase in SiriusXM’s daily weighted average number of subscribers. Revenue growth at Liberty SiriusXM Group was partially offset by the impact of the adoption of a new revenue recognition accounting standard, as described in detail in Liberty Media’s Form 10-Q for the quarter ended June 30, 2018. Operating income declined, primarily driven by a $69 million charge related to a legal settlement at SiriusXM for sound recordings for the period from January 1, 2007 through December 31, 2017. Adjusted OIBDA(2) increased primarily attributable to revenue growth at SiriusXM.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone second quarter results on July 25, 2018.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the second quarter of 2018.  In the second quarter, the Formula One Group incurred approximately $6 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The 2018 season continues to excite with unpredictable outcomes and a varied group of podium finishers,” said Chase Carey, Formula 1 Chairman and CEO.  “We successfully returned to France, at the Paul Ricard Circuit, for the first time since 1990 and hosted our second fan festival for 2018.  We made progress across many fronts as we entered into an exciting global sponsorship agreement with AWS, renewed global sponsorship deals, renewed the Belgian Grand Prix and continued to expand on our digital content offerings.”

	2Q17	2Q18
	amounts in millions
Formula One Group
Revenue
Formula 1	$616	$585
Total Formula One Group	$616	$585
Operating Income (Loss)
Formula 1	$45	$14
Corporate and other	(12)	(8)
Total Formula One Group	$33	$6
Adjusted OIBDA
Formula 1	$164	$134
Corporate and other	(9)	(6)
Total Formula One Group	$155	$128

The following table provides the operating results of Formula 1 (“F1”).

Pro Forma F1 Operating Results

	2Q17	2Q18	% Change
	amounts in millions
Primary Formula 1 revenue	$527	$491	(7)%
Other Formula 1 revenue	89	94	6%
Total Formula 1 revenue	$616	$585	(5)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(330)	(307)	7%
Other cost of Formula 1 revenue	(85)	(106)	(25)%
Cost of Formula 1 revenue	$(415)	$(413)	—%
Selling, general and administrative expenses	(32)(1)	(38)	(19)%
Adjusted OIBDA	$169(1)	$134	(21)%
Stock-based compensation	(9)	(5)	44%
Depreciation and Amortization	(115)	(115)	—%
Operating income	$45	$14	(69)%

Number of races in period	7	7

(1)

The second quarter of 2017 includes an adjustment related to transaction costs that reduced SG&A by $5 million. Excluding this adjustment, F1’s pro forma adjusted OIBDA in the second quarter of 2017 was $164 million.

Primary F1 revenue is comprised of (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees.

Broadcast revenue decreased due to the impact of slightly lower proportionate recognition of season-based income during the quarter (7/21 races in the second quarter of 2018 compared to 7/20 races in the second quarter of 2017). Race promotion and advertising and sponsorship revenue decreased in the second quarter primarily due to differing events on the calendar, with one additional European race taking place in the second quarter of 2018 (France) compared to one additional flyaway event taking place in the second quarter of 2017 (Russia), partially offset by fee inflation in underlying contracts.  Typically,  flyaway races such as the Russian Grand Prix carry a higher promotion fee than European races.

Advertising and sponsorship revenue was impacted by the adoption of the new revenue recognition accounting standard (ASC 606), which accelerated the recognition of certain elements of fees related to F1’s Global Partner and Official Supplier contracts. These fee elements were previously recognized pro-rata with the race calendar, but the majority are now being recognized evenly over the calendar year and others over a smaller number of specific events. This change provided a modest tailwind to advertising and sponsorship revenue in the second quarter of 2018 but will be neutral on a full calendar year basis.

Other F1 revenue increased during the second quarter primarily due to the sale of F2 component parts to competing F2 teams as 2018 marks the start of the next three year vehicle cycle for the championship.

Operating income and adjusted OIBDA(2) decreased in the second quarter.  Cost of F1 revenue decreased modestly, driven by reduced team payments due to the pro rata recognition of such payments during the season, partially offset by increased costs associated with providing component parts to F2 teams and costs associated with increased fan engagement activities, freight, technical activities and digital media.  Selling, general and administrative expense increased primarily as a result of increased marketing and research costs and foreign exchange movements.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was approximately 7.3x as of June 30, 2018, as compared to a maximum allowable leverage ratio of 8.75x.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1, its interest in Live Nation, minority equity investments and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares of the Braves Group underlying the Formula One Group’s 15.1% intergroup interest as of July 31, 2018.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the second quarter of 2018.  In the second quarter, approximately $2 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	2Q17	2Q18
	amounts in millions
Braves Group
Revenue
Corporate and other	$176	$182
Total Braves Group	$176	$182
Operating Income (Loss)
Corporate and other	(3)	35
Total Braves Group	$(3)	$35
Adjusted OIBDA
Corporate and other	27	63
Total Braves Group	$27	$63

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	2Q17	2Q18	% Change
	amounts in millions
Baseball revenue	$173	$172	(1)%
Development revenue	3	10	233%
Total revenue	176	182	3%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(126)	(95)	25%
Selling, general and administrative expenses	(22)	(23)	(5)%
Adjusted OIBDA	$28	$64	129%
Stock-based compensation	(5)	(4)	20%
Depreciation and Amortization	(24)	(23)	4%
Operating income (loss)	$(1)	$37	3,800%

Number of home game openings in period	40	37
Baseball revenue per home game	$4.3	$4.6

Baseball revenue is comprised of (i) ballpark operations, (ii) local and national broadcast rights and (iii) licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue per game grew due to increased ticket sales with better attendance and higher concessions per turnstile. Total baseball revenue in the second quarter decreased due to fewer home games in 2018 compared to the same period in 2017.  Development revenue was nominal in the second quarter of 2017 as the project was still ramping.

Operating income and adjusted OIBDA(2) increased, primarily driven by higher revenue and reduced operating expense from lower player salaries due to the acceleration of player salary expense in previous quarters as a result of released and injured players. Selling, general and administrative expense was relatively flat in the second quarter.

The Formula One Group holds an approximate 15.1% intergroup interest in the Braves Group as of July 31, 2018. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of July 31, 2018 would have been 60  million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From May 1, 2018 through July 31, 2018, Liberty Media repurchased approximately 3.6 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $45.45 for total cash consideration of $161.4 million.  The total remaining repurchase authorization for Liberty Media is approximately $1.0 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Media's earnings conference call which will begin at 12:15 p.m. (E.D.T.) on August 8, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2018.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2018	6/30/2018
Liberty SiriusXM Group
iHeart Debt(1)	$519	$505
Total Liberty SiriusXM Group(2)	$519	$505
Formula One Group
Live Nation Investment(3)	$2,935	3,383
Other Public Holdings(4)	471	259
Total Formula One Group	$3,406	$3,642
Braves Group	N/A	N/A
Total Liberty Media	$3,925	$4,147

(1)	Liberty has purchased $660 million in aggregate principal amount of iHeart bonds to-date.
(2)	SiriusXM’s investment in Pandora excluded from public holdings presented above.
(3)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $743 million and $751 million as of March 31, 2018 and June 30, 2018,  respectively.

(4)

Represents the carrying value of other public holdings which are accounted for at fair value. Reduction in fair value in the second quarter of 2018 primarily driven by acquisition of Time Warner Inc. (“TWX”) by AT&T Inc. (“AT&T”).  Excludes Braves Group intergroup interest.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2018	6/30/2018
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$658	$174
Formula One Group(2)	270	198
Braves Group	114	113
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$1,042	$485

Debt:
SiriusXM senior notes(3)	$6,500	$6,500
2.125% exchangeable senior debentures due 2048(4)	400	400
Margin loans	750	450
Other subsidiary debt(5)	375	8
Total Attributed Liberty SiriusXM Group Debt	$8,025	$7,358
Unamortized discount, fair market value adjustment and deferred loan costs	(69)	(66)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$7,956	$7,292

1.375% cash convertible notes due 2023(4)	1,000	1,000
1% cash convertible notes due 2023(4)	450	450
2.25% exchangeable senior debentures due 2046(4)	445	216
Live Nation margin loan	350	350
Formula 1 bank loan	3,102	2,977
Other corporate level debt	34	34
Total Attributed Formula One Group Debt	$5,381	$5,027
Fair market value adjustment	177	326
Total Attributed Formula One Group Debt (GAAP)	$5,558	$5,353
Formula 1 leverage(6)	6.8x	7.3x

Atlanta Braves debt	603	629
Total Attributed Braves Group Debt	$603	$629
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$599	$625

Total Liberty Media Corporation Debt (GAAP)	$14,113	$13,270

(1)	Includes $79 million and $64 million of cash and liquid investments held at SiriusXM as of March 31, 2018 and June 30, 2018, respectively.
(2)	Includes $140 million and $89 million of cash and liquid investments held at Formula 1 as of March 31, 2018 and June 30, 2018, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(5)	Includes SiriusXM revolving credit facility and capital leases.
(6)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased $484 million during the quarter. Cash from operations at SiriusXM was more than offset by debt repayment and return of capital at both Liberty SiriusXM Group and SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at June 30, 2018 is $64 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balances.

Total debt attributed to Liberty SiriusXM Group decreased $667 million during the quarter primarily due to the repayment of SiriusXM’s revolving credit facility and repayment of a portion Liberty SiriusXM’s margin loan.

Total cash and liquid investments attributed to the Formula One Group decreased  $72 million during the quarter, primarily as a result of debt repayments and interest and tax payments, which were partially offset by cash from operations.

Total debt attributed to Formula One Group decreased $354 million during the quarter primarily as a result of debt repayment. During the second quarter, F1 repaid $125 million under its revolving credit facility. Liberty Media also repaid a portion of its 2.25% exchangeable senior debentures due 2046 (attributed to the Formula One Group) in connection with the acquisition of TWX by AT&T. On June 22, 2018, Liberty Media paid to bondholders an extraordinary additional distribution of $514.1295 per $1,000 original principal amount of debentures, which is attributable to the cash consideration of $53.75 per share paid to former holders of common stock of TWX in connection with the acquisition. The reference shares attributable to each $1,000 original principal of debentures now consists of 13.7452 shares of common stock of AT&T (NYSE: T). The principal amount of 2.25% debentures outstanding as of June 30, 2018 is $216 million.

Total cash and liquid investments attributed to the Braves Group was flat in the quarter as increased cash from operations and net borrowing was offset by capital expenditures related to the mixed-use development.

Total debt attributed to the Braves Group increased by $26 million primarily as a result of the refinancing of certain of its mixed-use debt facilities.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 12:15 p.m. (E.D.T.) on August 8, 2018.  The call can be accessed by dialing (888)  394-8218 or (323)  794-2149, passcode 2089509 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, plans for the Battery Atlanta and the associated mixed-use development, the continuation of our stock repurchase plan and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media, and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$174	113	198	—	485
Trade and other receivables, net	247	67	114	—	428
Other current assets	170	89	155	—	414
Total current assets	591	269	467	—	1,327
Intergroup interest in the Braves Group	—	—	235	(235)	—
Investments in debt and equity securities	1,103	8	318	—	1,429
Investments in affiliates, accounted for using the equity method	642	97	920	—	1,659

Property and equipment, at cost	2,341	1,234	180	—	3,755
Accumulated depreciation	(1,019)	(78)	(86)	—	(1,183)
	1,322	1,156	94	—	2,572

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	957	42	4,953	—	5,952
Other assets	121	44	646	—	811
Total assets	$28,514	1,939	11,589	(235)	41,807

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$—	(39)	39	—	—
Accounts payable and accrued liabilities	997	56	176	—	1,229
Current portion of debt	4	14	—	—	18
Deferred revenue	1,935	97	355	—	2,387
Other current liabilities	4	8	9	—	21
Total current liabilities	2,940	136	579	—	3,655
Long-term debt	7,288	611	5,353	—	13,252
Deferred income tax liabilities	1,569	68	(86)	—	1,551
Redeemable intergroup interest	—	235	—	(235)	—
Other liabilities	283	508	93	—	884
Total liabilities	12,080	1,558	5,939	(235)	19,342
Equity / Attributed net assets	10,864	376	5,648	—	16,888
Noncontrolling interests in equity of subsidiaries	5,570	5	2	—	5,577
Total liabilities and equity	$28,514	1,939	11,589	(235)	41,807

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,139	—	—	1,139
Formula 1 revenue	—	—	585	585
Other revenue	293	182	—	475
Total revenue	1,432	182	585	2,199
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	404	—	—	404
Programming and content(1)	105	—	—	105
Customer service and billing(1)	95	—	—	95
Other(1)	33	—	—	33
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	119	—	—	119
Other operating expenses(1)	27	94	—	121
Selling, general and administrative(1)	224	30	49	303
Depreciation and amortization	92	23	116	231
	1,099	147	579	1,825
Operating income (loss)	333	35	6	374
Other income (expense):
Interest expense	(99)	(7)	(47)	(153)
Share of earnings (losses) of affiliates, net	(1)	3	20	22
Realized and unrealized gains (losses) on financial instruments, net	62	—	(4)	58
Unrealized gains (losses) on intergroup interest	—	(28)	28	—
Other, net	12	1	8	21
	(26)	(31)	5	(52)
Earnings (loss) from continuing operations before income taxes	307	4	11	322
Income tax (expense) benefit	(59)	(7)	(1)	(67)
Net earnings (loss)	248	(3)	10	255
Less net earnings (loss) attributable to the noncontrolling interests	83	(1)	1	83
Net earnings (loss) attributable to Liberty stockholders	$165	(2)	9	172

(1) Includes stock-based compensation expense as follows:
Programming and content	10	—	—	10
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	4	—	—	4
Selling, general and administrative	25	5	6	36
Stock compensation expense	$42	5	6	53

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,111	—	—	1,111
Formula 1 revenue	—	—	616	616
Other revenue	237	176	—	413
Total revenue	1,348	176	616	2,140
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	293	—	—	293
Programming and content(1)	96	—	—	96
Customer service and billing(1)	95	—	—	95
Other(1)	30	—	—	30
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	126	—	—	126
Other operating expenses(1)	27	126	—	153
Selling, general and administrative(1)	202	29	57	288
Depreciation and amortization	87	24	112	223
	956	179	583	1,718
Operating income (loss)	392	(3)	33	422
Other income (expense):
Interest expense	(85)	(2)	(62)	(149)
Share of earnings (losses) of affiliates, net	(5)	1	20	16
Realized and unrealized gains (losses) on financial instruments, net	—	—	(49)	(49)
Unrealized gains (losses) on intergroup interest	—	(3)	3	—
Other, net	(7)	2	1	(4)
	(97)	(2)	(87)	(186)
Earnings (loss) from continuing operations before income taxes	295	(5)	(54)	236
Income tax (expense) benefit	(110)	3	27	(80)
Net earnings (loss)	185	(2)	(27)	156
Less net earnings (loss) attributable to the noncontrolling interests	62	—	—	62
Net earnings (loss) attributable to Liberty stockholders	$123	(2)	(27)	94

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	25	6	10	41
Stock compensation expense	$37	6	10	53

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2018 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$530	(55)	(7)	468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	181	39	227	447
Stock-based compensation	82	5	12	99
Share of (earnings) loss of affiliates, net	—	(6)	(8)	(14)
Unrealized (gains) losses on intergroup interest, net	—	33	(33)	—
Realized and unrealized (gains) losses on financial instruments, net	(120)	—	(91)	(211)
Noncash interest expense (benefit)	(8)	2	—	(6)
Deferred income tax expense (benefit)	123	(2)	(49)	72
Intergroup tax allocation	1	3	(4)	—
Other charges (credits), net	—	14	2	16
Changes in operating assets and liabilities
Current and other assets	1	(3)	(97)	(99)
Payables and other liabilities	163	37	296	496
Net cash provided (used) by operating activities	953	67	248	1,268
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(395)	—	(4)	(399)
Cash proceeds from sale of investments	—	—	243	243
Capital expended for property and equipment	(174)	(14)	(3)	(191)
Other investing activities, net	3	36	8	47
Net cash provided (used) by investing activities	(566)	22	244	(300)
Cash flows from financing activities:
Borrowings of debt	1,171	123	289	1,583
Repayments of debt	(1,388)	(180)	(850)	(2,418)
Series C Liberty SiriusXM stock repurchases	(218)	—	—	(218)
Subsidiary shares repurchased by subsidiary	(334)	—	—	(334)
Cash dividends paid by subsidiary	(29)	—	—	(29)
Taxes paid in lieu of shares issued for stock-based compensation	(79)	—	(2)	(81)
Other financing activities, net	50	—	(4)	46
Net cash provided (used) by financing activities	(827)	(57)	(567)	(1,451)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(440)	32	(76)	(484)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$185	172	206	563

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$374	(51)	(123)	200
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	177	26	184	387
Stock-based compensation	71	8	18	97
Share of (earnings) loss of affiliates, net	2	(4)	(10)	(12)
Unrealized (gains) losses on intergroup interest, net	—	31	(31)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	61	61
Noncash interest expense (benefit)	3	1	2	6
Deferred income tax expense (benefit)	215	23	(62)	176
Intergroup tax allocation	(9)	(33)	42	—
Intergroup tax payments	4	15	(19)	—
Other charges (credits), net	2	(3)	(3)	(4)
Changes in operating assets and liabilities
Current and other assets	(15)	(51)	29	(37)
Payables and other liabilities	(39)	24	(120)	(135)
Net cash provided (used) by operating activities	785	(14)	(32)	739
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(434)	(2)	(6)	(442)
Cash proceeds from the sale of investments	—	5	1	6
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(119)	(145)	(2)	(266)
Other investing activities, net	(114)	5	(10)	(119)
Net cash provided (used) by investing activities	(667)	(137)	(1,664)	(2,468)
Cash flows from financing activities:	—	—	—	—
Borrowings of debt	980	214	1,403	2,597
Repayments of debt	(376)	(42)	(1,373)	(1,791)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(784)	—	—	(784)
Cash dividends paid by subsidiary	(30)	—	—	(30)
Taxes paid in lieu of shares issued for stock-based compensation	(29)	—	(3)	(32)
Other financing activities, net	7	—	1	8
Net cash provided (used) by financing activities	(232)	172	1,966	1,906
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	5	5
Net increase (decrease) in cash, cash equivalents and restricted cash	(114)	21	275	182
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$183	128	443	754

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2017 and June 30, 2018, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q17	2Q18
Liberty SiriusXM Group
Revenue	$1,348	$1,432

Adjusted OIBDA	516	536
Depreciation and amortization	(87)	(92)
Stock compensation expense	(37)	(42)
Legal settlements and reserves(1)	—	(69)
Operating Income	$392	$333

Formula One Group
Revenue	$616	$585

Adjusted OIBDA	155	128
Depreciation and amortization	(112)	(116)
Stock compensation expense	(10)	(6)
Operating Income (Loss)	$33	$6

Braves Group
Revenue	$176	$182

Adjusted OIBDA	27	63
Depreciation and amortization	(24)	(23)
Stock compensation expense	(6)	(5)
Operating Income (Loss)	$(3)	$35

Liberty Media Corporation (Consolidated)
Revenue	$2,140	$2,199

Adjusted OIBDA	698	727
Depreciation and amortization	(223)	(231)
Stock compensation expense	(53)	(53)
Legal settlements and reserves	—	(69)
Operating Income	$422	$374

(1)

During the second quarter of 2018, SiriusXM recorded a $69 million charge related to a legal settlement that resolved all outstanding claims, including ongoing audits, under its statutory license for sound recordings for the period from January 1, 2007 through December 31, 2017.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2017	2018
($ in thousands)
Net income:	$202,109	$292,352
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Sound recording legal settlements and reserves(1)	—	69,144
Share-based payment expense	30,251	36,215
Depreciation and amortization	73,519	74,623
Interest expense	82,794	86,917
Other (income) expense	11,937	(88,212)
Income tax expense	119,513	70,570
Adjusted EBITDA	$521,936	$543,422

(1)

During the second quarter of 2018, SiriusXM recorded a $69 million charge related to a legal settlement that resolved all outstanding claims, including ongoing audits, under its statutory license for sound recordings for the period from January 1, 2007 through December 31, 2017.

SCHEDULE 3

This press release also includes a presentation of free cash flow of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone cash flow provided by operating activities, as determined under GAAP. SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment and restricted and other investment activity. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by its operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, SiriusXM looks at its operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate its ability to return capital to stockholders. SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of its business, such as cash outflows for acquisitions, strategic investments and net loan activity with related parties. SiriusXM believes free cash flow is an indicator of the long-term financial stability of its business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine its financial condition, and to compare its operating performance to other communications, entertainment and media companies.  Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2017	2018
($ in thousands)
Cash flow information
Net cash provided by operating activities	$483,211	$579,418
Net cash used in investing activities	$(606,862)	$(99,313)
Net cash used in financing activities	$(63,667)	$(494,447)
Free cash flow
Net cash provided by operating activities	$483,211	$579,418
Additions to property and equipment	(66,152)	(92,868)
Purchases of restricted and other investments	(334)	(307)
Free cash flow	$416,725	$486,243